Engagement Letter

Sebring Software, Inc.
1400 Cattlemen Road
Suite D
Sarasota, FL 34232

Wellington Shields & Co.
140 Broadway, 44th Fl.
New York, NY 10005

WELLINGTON SHIELDS & CO. LLC
MEMBER NEW YORK STOCK EXCHANGE
140 Broadway New York, NY 10005

WELLINGTON SHIELDS & CO.LLC

MEMBER NEW YORK STOCK EXCHANGE

140 Broadway New York, NY 10005

January 27, 2012

Mr. Leif Andersen
Sebring Software, Inc.
Chief Executive Officer
1400 Cattlemen Road
Suite D
Sarasota, FL 34232

Dear Mr. Andersen,

This letter (together with Exhibits A, B and C annexed hereto and made a part hereof, all of which taken together constitute this "Engagement Agreement") confirms our complete understanding with respect to the retention of Wellington Shields & Co. ("Wellington"), a registered broker/dealer as exclusive placement agent and financial advisor to Sebring Software, Inc. (the "Company") in connection with a up to $15,000,000 Private Placement transaction (the "Placement").

Upon the terms and subject to the conditions set forth hereinafter, the parties hereto agree as follows:

1. Appointment. The Company hereby retains Wellington and Wellington hereby agrees to act as the Company's placement agent and financial advisor in connection with the Placement and the financial advisory services as more specifically set forth in paragraph 2 below, effective as of the date hereof (the "Effective Date").

2. Scope and Certain Conditions of Services. The Company hereby retains Wellington to consult with and advise the Company with respect to various financial matters, including:

   a. Providing introductions to or strategic advice with respect to approaches to Target investors;

   b. providing other general corporate finance or strategic financial advisory services as required by the company;

   c. provide advisory services in connection with potential sale, capital raising, recapitalization, or restructuring by the Company, including, raising capital by means of senior secured debt, unsecured or subordinated debt, preferred stock or common equity;

d. identifying, investigating and evaluating person or entities (each a "Target Investor") with whom the Company may effect a sale in whole or in part of the Company or any of the Company's operations, or operating assets; any strategic alliance, joint venture or other similar business combination (a "Businesses Combination");

e. Providing general advisory service in connection with any mergers with, or acquisitions of, corporate or operating assets of the Company; and

f. Additional services incidental to the above, as directed by the Company.

3. Fees and Compensation. In consideration for the services rendered by Wellington hereunder, the Company agrees to pay Wellington the following fees and other compensation:

a. A success fee (the "Placement Success Fee"), payable upon the successful completion of the Placement, equal to eight percent (8%) of the gross proceeds of the Placement (or in the case of a revolving line of credit, the commitment amount). The Placement Success Fee is due and payable to Wellington immediately upon the closing of the Placement and shall be disbursed directly to Wellington simultaneously with the delivery of the proceeds of the Placement to the Company.

b. Non-callable warrants of the Company (the "Placement Agent Warrants") issuable to Wellington, or its designee simultaneously with the closing of the Placement, equal to eight percent (8%) of the aggregate number of Securities sold in the Placement. The Placement Agent Warrants shall entitle the holder thereof to purchase securities of the Company at a purchase price equal to 110% of the implied price per share of the Placement, and shall be exercisable for a period of five years after the closing of the Placement. The Placement Agent Warrants shall be satisfactory in form and substance to Wellington and its counsel and shall contain provisions for, among other things, cashless exercise, and anti-dilution protection in the event of merger, consolidation, reclassification, reorganization and other similar events. Wellington will also be entitled to compensation set forth in Section 3(a) resulting from any cash generated by the company from the exercise of any warrants issued to investors introduced to the company by Wellington that participate in the offering.

c. A placement fee shall be payable to Wellington, payable upon the successful completion of the Placement, for any bridge loan or placement of short term capital that occurs between the signing of this engagement and the termination of this agreement, equal to ten (10%) of the gross proceeds of the placement and ten (10%) warrant coverage, unless the investors are found and located by some else than Wellington, in which case Wellington will receive a three (3%) of the gross proceeds and three (3%) warrant coverage.

d. The Company agrees to reimburse Wellington for its expenses within 10 days of submission, but must get prior approval from the Company.

4. Term of Retention. This Engagement Agreement shall terminate at the close of business June 30, 2012. After the Term of Retention expires, the Engagement Agreement will continue unless cancelled by one (1) month's written notice.

Notwithstanding anything herein to the contrary, the obligation to pay the Fees and Compensation set forth in paragraph 3 (a) and (b), the Expenses as set forth in paragraph 3 (d) shall survive any termination or expiration of this Engagement Agreement. Moreover, it is expressly understood and agreed by the parties hereto that any financing, whether debt or equity, of the Company, secured or placed within twelve (12) months of the termination or expiration of this Engagement Agreement with any investors or lenders first identified and/or contacted by Wellington and with which the Company had direct discussions or negotiations while this Engagement Agreement was in effect, shall result in such fees and compensation being due and payable by the Company to Wellington as required by paragraph 3 of this Engagement Agreement.

5. Due Diligence. The role of Wellington as placement agent and financial advisor to the Company is subject to and contingent upon the satisfactory completion of a due diligence review of, among other things, the Company's assets, business, future prospects and current and projected financial condition. If at the completion of its due diligence review Wellington is not satisfied with the results of its due diligence, this Engagement Agreement shall be immediately terminated by Wellington.

6. Preferential Right. If the Company closes a Placement or a Transaction during the Term, for the twenty four month period commencing on the later of (i) the date of the closing of the Placement or (ii) the date of the closing of any Transaction, Wellington shall have a preferential right whereby the Company will offer Wellington the first opportunity to provide any financing arrangements to the Company.

7. Public Announcements. Prior to any press release or other public disclosure relating to services hereunder which is legally allowed by law, the Company and Wellington shall confer and reach agreement upon the contents of any such disclosure.

8. No General Solicitation. Any offers made in connection with the placement of the Securities will be made only to prospective purchasers on an individual basis and no general solicitation or general advertising in any form will be used to place the Securities.

9. Miscellaneous. As more specifically set forth in Exhibit C, this Engagement Agreement shall be governed in accordance with the laws of the State of New York without giving effect to conflicts of laws generally.

This Engagement Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and there is no agreements or understandings with respect hereto which are not contained in this Engagement Agreement. This Engagement Agreement may be modified only in writing signed by the party to be charged.

If the foregoing correctly sets forth out understanding with respect to the subject matter hereto, please confirm the same by executing and returning to us the duplicate copy of this Engagement Agreement.

Wellington will remain committed to entering into this agreement provided it is executed by you on or before January 31, 2012.

Very Truly Yours,

Ed Cabrera
Head of Investment Banking
Wellington Shields & Co.

Leif Andersen
Chief Executive Officer
Sebring Software, Inc.

Agreed and Accepted
As of this 27th day of January, 2012

EXHIBIT A

STANDARD TERMS AND CONDITIONS

1. The Company shall promptly provide Wellington Shields with all relevant information about the Company (to the extent available to the Company) that shall be reasonably requested or required by Wellington Shields which information shall be true, accurate and correct in all material respects at the time furnished.

2. Wellington Shields shall keep all information obtained from the Company strictly confidential except: (a) for information which is otherwise publicly available, or previously known to Wellington Shields or was obtained by Wellington Shields independently of the Company and without breach of Wellington Shields' agreement with the Company; (b) Wellington Shields may disclose such information to its affiliates, shareholders, officers, directors, representatives, agents, employees and attorneys, and to financial institutions, but shall ensure, to the best of its ability, that all such persons will keep such information strictly confidential; (c) pursuant to any order of a court of competent jurisdiction or other governmental body (Wellington Shields will give written notice to the Company of such order within forty-eight (48) hours of receipt of such order); and (d) upon prior written consent of the Company.

3. The Company recognizes that in order for Wellington Shields to perform properly its obligations in a professional manner, it is necessary that Wellington Shields be informed of and, to the extent practicable, participate in meetings and discussions between the Company, on the one hand, and investors and potential investors introduced relating to the matters covered by the terms of Wellington Shields' engagement.

4. The Company agrees that any report or opinion, oral or written, delivered to it by Wellington Shields is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person, other than its employees and attorneys, without Wellington Shields' prior written consent, except as may be required by applicable law or regulation, which consent shall not be unreasonably withheld or delayed.

5. No fee payable by the Company to any other financial advisor or lender shall reduce or otherwise affect any fee payable by the Company to Wellington Shields.

6. The Company represents and warrants that; (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) the Agreement has been duly authorized and executed and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms; and (c) the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) the Company's certificate of incorporation or by-laws or (ii) any agreement to which the Company is a party by which any of their property or assets is bound.

7. Nothing contained in the Agreement shall be constituted to place Wellington Shields and the Company in the relationship of partners or joint ventures. Neither Wellington Shields nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. Wellington Shields in performing its services hereunder shall at all times be an independent contractor.

8. The Agreement has been and is made solely for the benefit of Wellington Shields, the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit B and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in the Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person who is not a party to such Agreement, other than as set forth in this paragraph.

9. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void without force and effect.

10. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or faxed and confirmed by letter or sent by overnight delivery service, to the party whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:

Mr. Leif Andersen
Sebring Software, Inc.
Chief Executive Officer
1400 Cattlemen Road
Suite D
Sarasota, FL 34232

Attention: Leif Andersen Telephone: (941) 377-0715

To Wellington Shields:

Wellington Shields and Co.
140 Broadway, 44th floor Telephone: (212) 320-2030
New York, NY 10005

Attention: Ed Cabrera
Head of Investment Banking